Exhibit 99.5
April 24, 2008
PRIVATE AND CONFIDENTIAL
Stiefel Laboratories, Inc.
255 Alhambra Circle — Suite 1000
Coral Gables, FL 33134
Attention: Brent Stiefel
Ladies and Gentlemen:
     In connection with your consideration of a possible transaction (a “Transaction”) with Barrier Therapeutics, Inc. (collectively with its subsidiaries and affiliates, the “Company”), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you, you agree to treat such information in accordance with the provisions of this letter agreement (the “Agreement”) and to take or abstain from taking certain other actions hereinafter set forth.
     1. DEFINITION OF EVALUATION MATERIAL. The term “Evaluation Material” means all information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) that is furnished to you or to your Representatives (as defined below) now or in the future by or on behalf of the Company. “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives (as defined below) pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) is or has been independently developed by you or your Representatives without any reference to Evaluation Material or (iv) becomes available to you on a non-confidential basis from a source other than the Company or any of its representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.
     2. USE OF EVALUATION MATERIAL AND CONFIDENTIALITY.
     (a) You hereby agree that the Evaluation Material will be used for the sole purpose of evaluating a Transaction. Further, you agree that any of such Evaluation Material may be

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disclosed or made available only to such of your directors, officers, employees, affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, the “Representatives”) who need to know such information for the sole purpose of evaluating a Transaction; provided, however that such Representatives, prior to receipt of any Evaluation Material, shall be informed by you (a) of the confidential nature of such information and the terms of this Agreement and the obligations of confidentiality undertaken by you under this Agreement, and (b) that by receiving such Evaluation Material, such Representatives are agreeing to be bound by the confidentiality obligations under this Agreement. In any event, you shall be responsible for any breach of this Agreement by any of your Representatives and you agree, at your sole expense, to take all responsible measures to restrain your Representatives from prohibited or unauthorized disclosure or use of Evaluation Material. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Transaction, that Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever except as permitted by this Agreement, provided, however, that you may make (i) any disclosure of such information to which the Company gives it prior written consent (but only to the extent of the information explicitly provided by any such consent) and (ii) any disclosure required by applicable law or legal proceedings, subject to compliance with the other provisions in this Agreement.
     (b) The Evaluation Material may contain material information about the Company that has not been disclosed to the public generally. You understand that you and your Representatives could be subject to prosecution as well as fines, penalties, or other liabilities under U.S. and other applicable securities laws if you or your Representatives trade in the Company’s securities while in possession of any material, non-public information that may be contained in the Evaluation Material.
     (c) You agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, the fact that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other matters then being discussed with respect hereto (including the status thereof) and such facts shall be considered to be Evaluation Materials for the purpose of this Agreement, provided that you may make such disclosures as required by law, legal proceedings or the rules of any securities market by which you are bound (in which event you will consult with, and exercise good faith reasonable efforts to mutually agree with, the Company regarding the nature, extent and form of such disclosure prior to making any such disclosure, except to the extent there is a reasonable likelihood that the making of such efforts may cause you to stand liable for contempt or suffer other censure or penalty, in which case you may make such disclosure to such extent). Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, or share any Evaluation Material, with any person who might participate as a joint venturer, partner, investor or lender in any transactions involving the Company. Moreover, you shall not collaborate or share any Evaluation Material with any person who may be evaluating or negotiating a transaction involving the Company or any person known by you (after reasonable inquiry, to be a Representative of such person). The term “person” as used in this paragraph shall be broadly interpreted to include the media and any company, corporation, partnership, group, individual or other entity but does not include your investment banker Deutsche Bank and your equity partner, Blackstone Group.
     (d) In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of Evaluation Material which your counsel advises you is legally required to be disclosed, provided that you exercise your reasonable best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by reasonably cooperating with the Company, at the Company’s sole cost and expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.
     (e) If you decide that you do not wish to proceed with a Transaction, you will promptly inform the Company of that decision. In that case, upon the request of the Company you will promptly deliver to the Company all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material furnished to you or your Representatives and any other written materials containing or reflecting any information in the Evaluation Material shall be destroyed and no copy thereof shall be retained. Notwithstanding the foregoing provisions, you (i) may retain one copy of the Evaluation Material (and, upon request, shall be provided with a report reflecting the extent of your review of any electronic database made available to you on a confidential basis) solely for the purpose of determining the extent of your obligations hereunder and (ii) shall not be required to deliver to the Company the materials which you generate internally including, but not limited to, financial analyses prepared for your management and reports made to your board of directors, provided that such material shall be held by you and kept subject to the terms of this Agreement or destroyed. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.
     3. ACCURACY OF EVALUATION MATERIAL. You understand and acknowledge that neither the Company nor any of its representatives (including without limitation any of the Company’s directors, officers, employees, or agents) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its representatives (including without limitation any of the Company’s directors, officers, employees, or agents) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representatives or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     4. CURRENT EQUITY OWNERSHIP. You hereby represent to the Company that, as of the date hereof, you and your affiliates and associates (as such terms are defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), together with any other person with whom you are acting in concert in connection with this matter or have formed a “group” within the meaning of Section 13(d)(3) of the 1934 Act, are not beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of the outstanding shares of common stock of the Company.
     5. NON-SOLICITATION. You and the Company further agree that, except as provided in a Transaction Agreement, from the date hereof and for a period ending six (6) months after the date on which the Company and you have terminated discussions concerning a Transaction, neither you nor the Company will solicit, directly or indirectly, (i.e., initiate discussions with) for hire any of the officers or employees of the other party (other than persons who no longer are officers or employees of the Company or you, as the case may be, at the time discussions are initiated); provided that nothing herein shall prohibit you or the Company from soliciting for employment, hiring or employing any person (i) who responds to general solicitation or advertisement that is not directed to employees of the Company or you (including response to general advertisements) or (ii) any person who you or the Company first solicit or enter into discussions with after termination of his or her employment with the Company or you, as the case may be.
     6. WAIVERS AND AMENDMENTS. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof and may only be amended with the written consent of you and the Company.
     7. STANDSTILL. You agree that, for a period from the date hereof and ending six (6) months after the date on which the Company and you have terminated discussions concerning a Transaction, unless such shall have been specifically invited in writing by the Board of Directors of the Company, neither you nor any of your affiliates (as such term is defined under the 1934 Act) will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, directly or indirectly, (i) to acquire beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of the Company or assets of the Company; (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” ( as defined under the 1934 Act) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (c) take any action which might force the Company to make a public announcement regarding any of the types of matter set forth in (a) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). Notwithstanding the foregoing provisions of this Section 7, in the event you and the Company, or the Company and any third party, have entered into a definitive agreement for the acquisition of all or substantially all of the Company’s assets or securities, business combinations, mergers, tender offers, exchange offers or similar transactions (“Extraordinary Transaction”), then, without invitation or approval of the Company, you may present a proposal to the Board of Directors as a whole (but not separately to individual Directors) to amend any provision of this Agreement or to effect an Extraordinary Transaction.
Nothing in this Agreement shall prevent any of your business divisions or your affiliates (including investment advisors of you or any Representative that might otherwise be deemed to be your affiliate) from purchasing or selling securities or assets of the Company in the ordinary course of business transactions provided that such business divisions or affiliates and the personnel that effect or cause such purchase or sale do not have knowledge of, or access to, any Evaluation Material and are unaware of this existence of this Agreement.
     8. REMEDIES. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunctions and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this Agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this Agreement between the Company and you, the losing party shall be liable for and pay to the prevailing party the reasonable legal fees incurred by the prevailing party in connection with such litigation, including any appeal therefrom.
     9. EFFECT OF AGREEMENT. Neither the Company nor you nor any of your affiliates are under any legal obligation of any kind whatsoever with respect to conducting negotiations relating to or consummating a Transaction by virtue of this Agreement. We each understand and agree that no contract of agreement providing for a transaction with the Company or its stockholders shall be deemed to exist between you and the Company unless and until you and the Company execute and deliver a definitive agreement (a “Transaction Agreement”). We each also agree that unless and until a Transaction Agreement between the Company and you has been executed and delivered, there is no legal obligation of any kind whatsoever with respect to any such transaction by virtue of this Agreement or any other written or oral expression with respect to any such transaction except, in the case of this Agreement, for the matters specifically agreed to herein. The Company reserves the right, in its sole discretion, to reject any and all proposals made by you with regard to a Transaction and, subject to the provisions of this Agreement, to engage in discussions and negotiations, and to enter into a definitive agreement, with regard to any other transaction, with any other person at any time and without notice to you and to terminate discussions and negotiations with you at any time.
     10. COUNSEL. You understand that the Company has retained Morgan, Lewis & Bockius LLP as its legal advisors in connection with the Transaction. You hereby consent to such retention and waive any conflict that such firm may have in connection with such retention with respect to the Transaction or any dispute arising from or relating to an actual or proposed transaction or this Agreement. This waiver is made expressly for the benefit of Morgan, Lewis & Bockius LLP.

     11. MISCELLANEOUS. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any conflicts of law principles thereof. The parties hereto hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of Delaware and of the United States of America located in City, County and State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and the parties further agree that service of any process, summons, notice or document by U. S. registered mail or courier service to your address or the Company’s address set forth above shall be effective service of process for any action, suit or proceeding brought against you or the Company in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the federal or state courts located in the City, County and State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or seek to change the venue from any such court. This Agreement may be executed in counterparts. Except for provisions which by their terms extend beyond such day, this Agreement shall remain in effect for two (2) years from the date first above written, unless sooner terminated by mutual written agreement of the parties.

Please confirm your agreement with the foregoing by signing two copies of this letter and returning one signed copy to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company

Very truly yours,

BARRIER THERAPEUTICS, INC.

By:

Name: Al Altomari
Title: Chief Executive Officer
Accepted and agreed as of the date first written above.
STIEFEL LABORATORIES, INC.

By:

Name: Brent Stiefel
Title: EVP